FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

DORATO RESOURCES INC. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

November 17, 2009

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is November 17, 2009.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that they have received results from Taricori Gold-Silver Vein System, Condor Gold-Copper Belt, Peru, which include grades up to 103 g/t gold, 338 g/t silver, 3.6% zinc and 0.09% lead.

Item 5.	Full Description of Material Change

The Issuer reports receipt of positive surface assay results received from its option partner Minera Afrodita relating to the high-priority Taricori Gold – Silver Zone on the Condor Gold-Copper Belt project in northern Peru.

Taricori Sampling Results

Channel samples of mineralized veins returned grades from 6.2 g/t to 103.41 g/t (3.02 oz/t) gold and from 0.9 g/t to 338 g/t (9.86 oz/t) silver.  Results from 42 vein channel samples returned a mean grade of 13.47 g/t gold (0.39 oz/t) and 114.67 g/t silver with 80% of vein samples grading greater than 1 g/t gold and 40% grading greater than 10 g/t gold.  Base metals are typically elevated averaging 3.6% zinc and 0.9% lead.  Vein channel samples were taken over widths from 0.2 -to-0.6 metres in historical underground workings.

Previous vein sampling (News Release 09-05) returned a mean grade of 10.95 g/t (0.32 oz/t) gold and 134.41 g/t (3.92 oz/t) silver from 168 samples.  Inclusion of these latest sampling results increases mean grades to 11.54 g/t gold and returns a mean silver grade of 130.46 g/t (from a new total of 210 vein samples).

New wall rock samples, predominantly intrusive material, returned mean grades of 1.36 g/t gold and 43 g/t silver from 58 samples.  This compares to a previous mean of 0.6 g/t gold (previously from 198 samples).

Minera Afrodita’s 2009 regional program is in progress, which includes prospecting activities on the Taricori Zone and other priority targets.  Minera Afrodita has applied for a drill permit for the Taricori Zone, which is currently under review by the Peruvian authorities.  Results from the vein channel sampling and the 3D modelling of the system will feed directly into drill target selection.

Management Reorganization

The Issuer is also pleased to announce the appointment of Mr. Michael Pound to the position of Manager – Investor Relations.  Mr. Pound brings 14 years of marketing, finance and client-management experience to the team.  He most recently served as Investor Relations for Platinum Group Metals (TSX: PTM).  He will oversee development of the Issuer's investor relations strategy and will focus on increasing the Issuer's exposure in the financial community.  Mr. Pound will work closely with Mr. Steve Stakiw who as Manager – Corporate Communications continues to oversee all communications, media and publicity activities on behalf of the Issuer.

Cautionary Statement

This material change report contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward looking information” within the meaning of the British Columbia Securities Act and the Alberta Securities Act. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking information. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking information. Statements in this press release regarding Issuer’s business or proposed business, which are not historical facts are forward-looking information that involve risks and uncertainties, such as estimates and statements that describe Issuer’s future plans, objectives or goals, including words to the effect that the Issuer or management expects a stated condition or result to occur. Since forward-looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties. The foregoing commentary is based on the beliefs, expectations and opinions of management on the date the statements are made. The Issuer disclaims any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Keith J. Henderson, President & CEO

Business Telephone No.:  (604) 638-5817

Item 9.	Date of Report

November 20, 2009